Exhibit 99.1

Focus Enhancements Q1 2006 Conference Call Script

May 11, 2006 @ 1:30 pm PT

Operator - Logistics
Welcome to the Focus Enhancements first quarter 2006 earnings conference call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we’ll hold a Q&A session. To ask a question please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press star 0 for operator assistance. As a reminder, this call is being recorded today May 11, 2006. I would now like to turn the call over to Miss Kirsten Chapman. Please go ahead ma’am.

Kirsten Chapman - Safe Harbor
Thank you Derek. Good afternoon and welcome to the Focus Enhancements first quarter 2006 conference call. We are pleased you are joining us today. Thank you for waiting through the delay. We are waiting for the wire service to post the 8-K to the SEC.

With us today from management are Brett Moyer, chief executive officer, Gary Williams, chief financial officer, and Tom Hamilton, general manager of [the] Semiconductor Group. If you need a copy of the press release, please visit our web site at www.focusinfo.com.

As a reminder this conference call may contain forward-looking statements, including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management’s expectations of funding requirements in 2006, demand for Focus Enhancements’ products, which impacts revenue, revenue expectations including the amount of revenue contributed by its business units, gross margin percentage and cash from operations and management’s plans to complete its Ultra Wideband, known as UWB, semiconductor chip designs. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers’ acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs and delays in research and development, the company’s ability to maintain adequate funding to develop and implement UWB technology, the ability of the company to migrate its UWB technology to silicon, the performance and acceptance of its UWB technology if and when successfully moved to silicon, and the risk factors specified in Item 1A of the company’s Form 10-K for the year ended December 31, 2005, as well as other periodic filings with the SEC. These statements are based on information as of May 11, 2006 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Now I will turn the call over to Brett.

Brett Moyer - Introduction
Thanks, Kirsten. Good afternoon. First, I will summarize our results, then Gary Williams, our CFO, will follow with a review of the financials, then I will provide greater detail about our business, vision and outlook. We are off to a very strong start in 2006 and we are excited about [our] progress and our future.

Revenue for the quarter was [$]7.1 million, up 31 percent year-over-year and up 17 percent sequentially, due to solid growth in both our Semiconductor and Systems Businesses.

As announced in April, these results beat our expectations. We also increased our revenue guidance for the full year 2006 to approximately [$]34 million, which represents an approximate 40 percent increase in annual revenues over 2005.

The Semiconductor business is performing well. We are very pleased with the progress we have made regarding our Ultra Wideband development effort. We just recently received first silicon of the digital chip and we expect to begin shipments of the Evaluation kits in June. This begins the sales cycle for strategic partnerships discussions and customer acquisition.

Semiconductor revenue growth was primarily attributable to the increased sales of video convergence chips to portable media player manufacturers. PMPs represent the largest potential revenue growth opportunity in our Semiconductor Business this year and with our reference designs with Applied Micro Devices, AMD, and Freescale in place, we expect to fulfill chip orders and to benefit from this growing market.

We experienced increased sales in the Systems Business as well. This was a result of higher than anticipated FireStoreTM sales to the high definition camcorder market, a trend which we expect to continue throughout 2006. Our FireStore line has historically driven the majority of growth in the Systems Business.

While at the National Association of Broadcasters convention, or NAB, in April, Focus Enhancements’ FS-100 received the Superior Technology Award from TV Technology magazine. As announced during the quarter, we began shipments of the FS-100 to Panasonic. The FS-100 was developed as a dedicated solution for Panasonic’s high-definition camcorders. The FS-100 had a very strong showing at NAB and is expected to be one of our strongest products. I will discuss more, later in the call.

Now, I’d like to turn the call over to Gary for a review of the financials. Gary?

Gary Williams:
Thank you, Brett.

Revenue for the first quarter of 2006 was [$]7.1 million, up 31 percent compared to [$]5.5 million for the first quarter of 2005.

During the first quarter of 2006, the Systems Business contributed 81 percent of revenue, and the Semiconductor Business contributed 19 percent.

Gross profit as a percent of sales for the first quarter of 2006 was 37 percent, compared to 32 percent in the first quarter of 2005.

Operating expenses during the first quarter of 2006 totaled [$]6.1 million compared to [$]6.5 million in the first quarter a year ago.

During the first quarter of 2006, in accordance with generally accepted accounting principles or GAAP, the company recorded approximately [$]3.8 million in non-cash expenses associated with the adoption of FAS 123R: Accounting for Stock-Based Compensation and FAS 133: Accounting for Derivative Instruments and Hedging Activities.

These expenses were not incurred in the first quarter of 2005. Consequently, we have provided non-GAAP Net Loss, which is defined as net loss excluding stock-based compensation and derivative accounting charges. Management believes the presentation of non-GAAP net loss better reflects the underlying business performance of the company and is a meaningful metric.

Our net loss for the first quarter of 2006 was [$]7.2 million, or $0.11 per share. Non-GAAP net loss for the quarter was [$]3.4 million, or $0.05 per share. This compares to a first quarter 2005 net loss of [$]4.8 million, or $0.08 per share. On a non-GAAP basis, this is a year-over-year improvement of [$]1.4 million, or $0.03 per share.

Accounts receivable at March 31, 2006 was [$]4.4 million compared to [$]3.2 million at December 31, 2005.

DSOs were 48 days at March 31, 2006 compared to 52 days at March 31, 2005. We expect DSOs to run in the mid to high 40s for the second quarter of 2006.

Inventories at March 31, 2006 were [$]4.6 million compared with [$]3.7 million at December 31st. We expect inventories to decrease in the second quarter of 2006.

Sales order backlog at March 31, 2006 was [$]2.8 million compared with [$]900,000 at December 31st and reflects orders for our video convergence chips and the FS-100.

We ended the quarter with cash and cash equivalents of [$]1.1 million and the ability to borrow a total of [$]6.5 million from our existing agreements.

At March 31, 2006, total shares of common stock outstanding were approximately 69.1 million.

I will now turn the call back over to Brett. Brett?

Brett Moyer:
Thank you, Gary.

I’ll start with our Semiconductor Business. According to In-Stat, PMP shipments are expected to reach 7.5 million in 2009. We’ve already begun penetrating this growing market as we have active reference designs with AMD and Freescale. And we announced the adoption of our convergence chips in the Toshiba Gigabeat and products from Pioneer and Digital Cube. At the International Consumer Electronics Show in Las Vegas earlier this year, Bill Gates and the Microsoft team highlighted the Gigabeat in their keynote address.

Additionally, the internet protocol television, or IPTV, market also continues to grow at a rapid rate. As previously discussed, we have active reference designs with AMD and Intel. We have also announced partnerships with Biostar, Hyundai, TCOM and Tatung.

To address this growth and prepare for the UWB launch to existing and new customers, we are expanding our reach by opening sales offices in Korea and Japan. This will expand the sales and application engineering teams, increasing our focus on customer support in Asia. As noted, we intend to leverage our strong relationships to commercialize our UWB efforts. We are a long established producer of silicon for consumer electronics and a key player in the PMP market and feel confident we are in a strong position to offer our UWB technology to our top customers. To date, we are one of the few companies with UWB technology that has a revenue-generating operating business supporting its development, and, more importantly, we are already included on the Approved Vendor Lists for many of our UWB target customers.

I will now turn to our progress with our UWB development effort…

During the first quarter, we taped out the digital chip and recently received first silicon of this chip. This marks the completion of the first phase of our UWB development.

Now we are beginning the sales cycle with customers and strategic partners. Next, we expect to ship the Evaluation and product development kits in June, containing both the analog and digital UWB chips. We are currently taking orders for kits, which will enable manufacturers to start the product development and testing process. We expect initial customer feedback from the Evaluation kits in the third quarter, and design starts to begin in the fourth quarter of this year.

Finally, while at NAB last month, we hosted a UWB Symposium. We used this event as an opportunity to spotlight the current state of the UWB market, its incredible potential and also highlight the broad range of potential media and broadcast applications. The event was successful as it demonstrated the growing interest in UWB.

In our Systems Business, our FireStore line continues to be the [disk] acquisition technology of choice for all four of the world’s largest professional camcorder manufacturers: Canon, JVC, Panasonic and Sony. Since the beginning of the year, we introduced three new custom FS-4 products

Last month, the FireStore FS-100 portable HD disk recorders began shipping to Panasonic. As I mentioned, we had a strong showing at NAB, and particularly with the FS-100 disk recorder, which won the STAR award. The FS-100 provides extended recording time to professional video recorders at a fraction of the cost of the memory sticks on the Panasonic cameras. The FS-100 is the first disk recorder on the market to handle 100 megabyte data streams and has a faster processor than its closest competitors. Furthermore, the FS-100 is the only disk recorder endorsed by Panasonic and marketed with its high-definition camcorders.

JVC has been a long-time supporter of Focus Enhancements’ Direct to Edit® DTE technology and during the quarter we announced the availability of the FireStore HD100 for JVC’s ProHD Camcorders.

The third deal we announced was the FireStore FS-C HD60 and FS-C HD100 portable DTE recorders, which were designed specifically for use with the Canon’s HDV professional camcorder. We anticipate shipping the FS-C’s to Canon beginning in June.

In addition, Sony is selling and marketing the FireStore FS-4HD, which is paired with its HDV camcorder and demonstrates real-time tapeless acquisition of HDV video.

While at NAB we displayed a full line of products, with the FireStore DTE digital disk recorders being one of the more prominent solutions showcased for video professionals at the show.

Industry leaders like Canon, JVC, Panasonic, and Sony, demonstrated compelling solutions for workflow applications utilizing Focus Enhancements’ technology.

Also, the on-site news crew at NAB used our FireStore DR-HD100 disk recorders as its tapeless video acquisition choice.

Overall, FireStore is really exciting - we have marketing agreements with the four largest camcorder manufacturers and for three of them, we have made custom products with the DTE trademark and FireStore brand.

In addition, we strengthened our media asset management product line, ProxSys™, and expanded our US customer base.

With the release of version 5.0 software for the ProxSys media server, ProxSys provides comprehensive media asset management solutions for customers that have the need to organize rich multi-media format, including HD content.

Our ProxSys Media Server was deployed at the Vattikuti Urology Institute at Henry Ford Hospital in Detroit and addresses the fast-growing market of high-end telemedicine. Since the launch of ProxSys in July of 2005, we have seen increasing interest from a variety of markets and applications, all with the same need to efficiently organize hundreds of hours of digital media.

We believe media asset management solutions, like ProxSys, are logical extensions of our product offerings that can be sold to the FireStore customer base. We expect a significant impact to revenue in [2007] with the launch of 5.0 software.

Now onto our guidance, for the second quarter, revenue is expected to be between [$]7.7 million and $8 million, which would represent approaching 30 percent growth over the second quarter of 2005.

We are targeting gross margins of approximately 40 percent of revenue for the second quarter and the full year 2006.

Operating expenses are expected to be approximately [$]6.1 million in the second quarter, excluding stock based compensation expenses.

We expect a Non-GAAP loss per share of $0.04 to $0.05 in the second quarter of 2006, which excludes non-cash stock based compensation and derivative accounting charges.

For the full year 2006, we expect revenue of approximately [$]34 million, which represent growth of approximately 40 percent compared to 2005.

We believe we have the funding in place to finish commercializing our UWB technology which includes production quality silicon, customer design starts and wins, and receiving production orders.

In summary, we are penetrating the growing digital video market in both our Semiconductor and Systems Business[es].

Semiconductors revenue grew over 180 percent in a year in the first quarter, and we expect continued growth of 100 percent on a full year basis:

We are already in the Toshiba Gigabeat and growth in both IPTV and PMPs are expected to continue positively impacting sales in our Semiconductor Business in 2006 as technology continues to be adopted in the industry.

In addition, we received first silicon of the digital chip for our UWB chipset. We expect Evaluation kits to be available for shipment in June, which will mark the beginning of the Talaria™ sales cycle for strategic partner discussions and customers.

In the Systems Business, we expect to continue seeing growth of approximately 30 percent as we continue to benefit from the growing HD market. With the industry’s leading camcorder manufacturers utilizing our FireStore line of products, we believe FireStore is established as the disk acquisition technology of choice. And [with] HD camcorder adoption growing, we are very well positioned.

Finally, with the completion of the [$]10 million financing deal in January we are in a position to finish commercializing our UWB technology without additional financings.

I will now open the floor for questions. Operator?

Operator:

[OPERATOR INSTRUCTIONS] One moment please for the first question. Your first question comes from Ed Ching with Rodman & Renshaw.

Ed Ching - Rodman & Renshaw - Analyst:
Good afternoon, guys.

Brett Moyer:
Hi Ed.

Gary Williams:
Hi Ed.

Ed Ching - Rodman & Renshaw - Analyst:
I guess my first question would be, do you sort of have a give us more color on who you will be shipping the evaluation kits - do you have, what industries, what OEMs, has it been building in the last couple of months?

Brett Moyer:
Yes, in general you know we have a strong customer base already for the TV out chips. So I can let Tom give you some more color on that, which is going to reflect our existing customer base plus new markets.

Tom Hamilton:
Yes, we [have] our customers in basically mostly in Asia and the orders that we have on hand are the people in the CE business, as well as the PC peripheral business. So those are the people we expect to be shipping to.

Ed Ching - Rodman & Renshaw - Analyst:
Okay and I guess another question that I have is the offices you guys have engaged in Japan are they open now? Or with they be opening in the second quarter? And how many reps, sales reps do you sort of have in control of this?

Brett Moyer:
Yes Ed, these are - we do have the top sales person for those offices engaged already. The actual offices themselves will be opening up in the next 90 days. And these are not exactly large offices, but they are significant offices to our operations. So there will be a sales person, a low-level admin and then we will start expanding application engineers as we get more reference designs and more design starts in place in the country.

Ed Ching - Rodman & Renshaw - Analyst:
So the reps are basically have been with the company for a while, they are not new guys?

Brett Moyer:
Well they have been on our payroll for a short period of time. But the one in Japan, for example, has been an independent rep for us for years.

Ed Ching - Rodman & Renshaw - Analyst:
So they are up to speed so they can hit the ground running?

Brett Moyer:
Absolutely. Absolutely.

Ed Ching - Rodman & Renshaw - Analyst:
And I guess my last question would be…

Brett Moyer:
Hey Ed, the one in Japan was actually largely instrumental in bringing us the Toshiba deal -- for the PMPs to us.

Ed Ching - Rodman & Renshaw - Analyst:
Okay, great.

Brett Moyer:
So I mean, the --

Ed Ching - Rodman & Renshaw - Analyst:
There’s definitely experience. Okay and on the R&D side, how much more can you cut, what do you think you can get that down to, as we go into 2006, 2007?

Brett Moyer:
Well, what we said is, and there is obviously from ‘05 there’s some push of expenses out into ‘06 on the R&D. So we look at ‘06 being relatively flat to ‘05. But Q4 is when we see the drop off from having completed the initial chip development and the initial analog design and the mass charges for that.

Ed Ching - Rodman & Renshaw - Analyst:
OK, I understand. Okay, thanks guys.

Operator:
Your next question comes from Robert Ainbinder from Montauk Financial.

Robert Ainbinder - Montauk Financial - Analyst:
Good afternoon, Brett & Gary. Congratulations on the progress that you guys are making. I guess my question goes to both of you. Brett, you have touched upon the $10 million financing that took place in January and the subsequent raising of guidance. I am just trying to get a handle on with the drop off and expenses with R&D, as it refers to UWB... How long [will] the current cash that you have on the books --will take you, and when do you think you might see a turn to profitability?

Brett Moyer:
Well let's deal with the cash question first. Those are two important questions. So what we defined in the call is we have sufficient cash to finish commercializing UWB, which means we will get Eval. kits out. We will start with the sales cycle. We’ll get designs starts done. We will get design wins done. We expect to have production PO’s before we even have to address any additional financing concerns, which essentially says we are out into 2007.

Robert Ainbinder - Montauk Financial - Analyst:
Okay, very good. And just to understand the IPTV market a little bit. Can you give me a little more color as to the type of sales cycle that we would see in that market for Focus?

Brett Moyer:
Tom do you want to address that?

Tom Hamilton:
Sure. Basically we have design wins and many production orders in that market from customers primarily in Taiwan and Korea. And their customers are system operators mostly in Europe and Asia. And so we’re getting production orders today. It’s growing. It’s going well. But as Brett mentioned in the formal remarks we expect the really large growth this year to come out of PMPs.

Robert Ainbinder - Montauk Financial - Analyst:
Great. Thank you very much, gentlemen.

Operator:
[OPERATOR INSTRUCTIONS] Your first question comes from Ed Ching with Rodman & Renshaw.

Ed Ching - Rodman & Renshaw - Analyst:
Hi guys. Could you give us some more color on the backlog, how much of it has been booked and how much further there is to go?

Brett Moyer:
Well the backlog at the end of the quarter, which usually runs [$]800[,000] to [$]1 million unless there is something unique going on, [it] was up to [$]2.8 at the end of March. And the two things that are driving that up is the backlog on the FS-100s and the backlog on the chips for the portable media players. I don’t know what the exact backlog today is, if that is what you are asking, but that has continued to grow and probably is over [$]6 million or so right now.

Ed Ching - Rodman & Renshaw - Analyst:
Okay great. And could you give us more color on what is going on with digital signage?

Brett Moyer:
Yes, signage is a good business for us. It has been growing in line with the market industry, which is probably 20, 29, 30 percent. It supports our dealers and our channel. We’ve had steady business. The piece we are highlighting this time Ed, because we haven’t made talked a lot about it, was the media asset management or ProxSys. Because basically when we were at the show, one of our initiatives was validated in our opinion that we will be able to move ProxSys sales to FireStore customers. And to give you an order of magnitude, if you move about 2 percent of the FireStore customers into ProxSys that would add another [$]10 - $12 million of revenue for us in ’07. And that is were we focused on, that would be new revenue for the company and that is what is part of our basis of saying we’ll still continue to get 30 percent growth in that division.

Ed Ching - Rodman & Renshaw - Analyst:
Okay, great. Thanks, guys.

Operator:
Your next question comes from Doug Ledowitz with Pronto Investments.

Doug Ledowitz - Pronto Investments - Analyst:
Good afternoon, I have a few questions. Have you disclosed who the primary investor was for the $10 million of convertible?

Brett Moyer:
Sure, in the SEC filings.

Gary Williams:
Yes Doug, this is Gary. That was in the S-3 and then on the 10th I believe we filed the registration statement. It was Ingalls & Snyder out of New York.

Doug Ledowitz - Pronto Investments - Analyst:
What the Carl Berg’s relation to them and the other investors there?

Brett Moyer:
Well, he has a relation that he released his first lien, Doug, prior to that to co-share the first lien on assets with them to facilitate this deal, which is a critical deal.

Doug Ledowitz - Pronto Investments - Analyst:
Does he have any direct relationship to the investors?

Gary Williams:
Not that we’re aware of.

Brett Moyer:
Yes, I don’t know. He may know them. I wouldn’t doubt that.

Gary Williams:
We’re not aware of any direct relationships, no.

Doug Ledowitz - Pronto Investments - Analyst:
Has there been any development with chip sales for use in cell phones?

Brett Moyer:
Not at the primary market.

Doug Ledowitz - Pronto Investments - Analyst:

Okay. What about chip sales -- have you got any design wins in any DirectTV, Dish Network type portable video players?

Brett Moyer:
As in PMPs?

Doug Ledowitz - Pronto Investments - Analyst:
As in PMPs.

Brett Moyer:
Hey, Tom, do you want to talk about that?

Tom Hamilton:
Yes. We have a bunch of design wins in PMPs. We have talked about some that are public and announced right now with Digital Cube and Gigabeat and another one with Pioneer that - - We have some others that people haven’t released their products yet.

Brett Moyer:
Now, Doug, some of the PMPs could end up having cell phone technology in them. But my answer was -- do you have a Motorola RAZR type design win-- and that’s no.

Doug Ledowitz - Pronto Investments - Analyst:
You know just from a purely numbers standpoint, cell phone sales are far outweighing the sales of any other potential product line. I just didn’t know what advancements had been made there. I guess you answered that. All right. I think that’s it for now. Thank you.

Operator:
Your next question is a follow-up question from Robert Endinger with Montauk Financial.

Robert Ainbinder - Montauk Financial - Analyst:
Hi, Tom? I guess this question is directed to you. In the UWB space with the chip, the TALARIA chip, that you have coming available soon for testing. Have you seen any competing UWB chips available that compare to the chip that you have coming onto the market?

Tom Hamilton:
Well, we haven’t seen anybody who has demonstrated the kind of performance that we have demonstrated with our prototype. We, of course, support -- with TALARIA -- we support, of course, our own mode that has much better performance, but we’re also standard compliant interoperable with the WiMedia standard. There are some WiMedia chips out there.

Robert Ainbinder - Montauk Financial - Analyst:
Okay. I guess I wasn’t as clear as maybe I wanted to be. The ability to be able to transmit high-definition data over the distances that TALARIA is able to do, is there anybody else out there that right now is able to do so?

Tom Hamilton:
We have not seen anybody able to do that, no.

Robert Ainbinder - Montauk Financial - Analyst:
Great. Thank you very much.

Operator:
Your next question comes from Daniel Amir with WR Hambrecht.

Betsy Van Nees - WR Hambrecht - Analyst:
Good afternoon. This is Betsy Van Nees calling in for Daniel Amir. I had a question on your stock-based compensation. Could you work that out between research and development and SG&A?

Gary Williams:
We have not provided that level of detail. The total charge for the quarter was [$]173,000. So, in total operating expenses, it is not really that material.

Betsy Van Nees - WR Hambrecht - Analyst:
Okay, and going forward, how should we look at modeling that?

Gary Williams:
We would expect at least for the next couple of quarters to be approximately [$]200,000 to [$]250,000 of stock-based compensation directly related to expensing of options in accordance with FAS-123R.

Betsy Van Nees - WR Hambrecht - Analyst:
Okay. On the 123R stock-based compensation, can you give me like a rough split between SG&A like how much of it we should attribute to each one?

Brett Moyer:
I would guess about half of it is going to be R&D, Betsy, because the semiconductor team is highly motivated through stock option.

Betsy Van Nees - WR Hambrecht - Analyst:
Okay, great. Thank you very much.

Gary Williams:
Thank you.

Operator:
Your next question comes from Brian Ladin with Bonanza.

Brian Ladin - Bonanza - Analyst:
Hi Brett.

Brett Moyer:
Hi Brian.

Brian Ladin - Bonanza - Analyst:
Can you give us an idea of what you think the first commercial applications will be for TALARIA chip and then also is there any thoughts on maybe using TALARIA in FireStore as kind of a lower volume application--since captive in-house product maybe you can put it to market sooner?

Brett Moyer:
Yes. I am going to answer your second question first, and then I’m going to let Tom answer your first question because it is not often you guys get a chance to talk and hear his opinion, okay?

So, they’re obviously in the system group a whole host of ideas of how to use UWB. They are just starting to look at those in earnest now that the chip is back. All right. And clearly, the one thing that would be a significant improvement to the FireStore product line would be able to take that 1394 cable away from connecting FireStore to the camera and making it wireless. So, clearly it’s been thought about, clearly would like to do it. They just needed, as with every other potential customer to our Semiconductor Group, they need to see the chip, right? And then, I think I’ll let Tom talk about both low volume and high volume opportunities and the sale cycle that they represent for UWB separately.

Tom Hamilton:
Sure. We expect that probably the first application of UWB technology will be wireless USB. Only because the - - in the PC market as product cycles run in the matter of months where in the PC market, excuse me, in the CE market, they run in the matter of years. So we’re starting with both simultaneously but we’ll certainly see PC based products coming out sooner simply because of their product development cycle.

We’re focusing largely on high-volume applications as opposed to low-volume applications in the Semiconductor division simply because you have to sell a lot of chips to make a profit so we’re working with the systems operation in their applications for low-volume stuff for professional applications and certainly low-volume people who ask, we’re happy to supply information to but we expect that our primary targets and most of our support effort will be going into applications that are very high-volume.

Brian Ladin - Bonanza - Analyst:
And can you give us an idea if you had to guess what you think, other than wireless USB, what some of those applications may be?

Tom Hamilton:
Sure. We expect there will be applications to ship video around a room or a house in wireless networks -- high bandwidth wireless networks. We also expect to see applications like remote attached storage so that disk drives sitting in the closet [are] accessible as a backup or media vault where you can get a whole bunch of information out of it. In other media applications, we expect to see things like PMPs being able to synch to PCs and PVRs, the personal video recorders like TiVo, to get video transferred between a PMP and a large disk large store. So these are the kinds of applications we’re targeting that we think that UWB will apply to.

Brian Ladin - Bonanza - Analyst:
Great, thank you.

Operator:
At this time, we have no further questions. Please proceed with your presentation or any closing remarks.

Brett Moyer:
I would like to thank everybody for joining us today. We are off to a great start this year. I think it’s going to be a breakout year for us with both divisions doing well and delivering great revenue growth and topnotch technology. If anybody wants to reach me in the office, I will be in the office at extension 104 for the next couple of hours. Thank you.

Operator:
Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.